Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Prospectus, part of Amendment No. 2 to the Registration Statement on Form F-1 of China Growth Alliance Ltd., of our report dated October 18, 2007, except as to Note 7, as to which the date is March 14, 2008, with respect to the financial statements of China Growth Alliance Ltd. as of September 27, 2007 and for the period August 10, 2007 (inception) to September 27, 2007. Our report includes an explanatory paragraph with regard to a substantial doubt about China Growth Alliance Ltd.’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ UHY LLP
UHY LLP Albany, New York June 20, 2008